EXHIBIT 11

          CHARTER POWER SYSTEMS, INC. AND SUBSIDIARIES
                EARNINGS PER SHARE COMPUTATIONS
               (Dollars and shares in thousands)

                                      (Unaudited)       (Unaudited)
                                 Three months ended   Six Months ended
                                      July 31,           July 31,
                                    1995     1994      1995     1994
                                    -----   -----    -----     -----

NET INCOME                         $3,930   $2,170   $7,105    $4,178
                                    =====    =====    =====     =====

Weighted average number of
  common shares outstanding         5,979    5,887    5,973     5,863
Effect of shares issuable
  under stock option plan             455      282      441       253
                                   ------    ------   -----     -----

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING
  (PRIMARY)                         6,434    6,169    6,414     6,116
                                   ======   ======    =====     =====

NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARE
  (PRIMARY)                        $  .61   $  .35   $ 1.11     $ .68
                                   ======   ======    =====     =====

Weighted average number of
  common shares outstanding         5,979    5,887    5,973     5,863
Effect of shares issuable
  under stock option plan             468      313      448       294
                                   ------   ------   ------    ------
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING
  (FULLY DILUTED)                   6,447    6,200    6,421     6,157
                                   ======   ======   ======    ======
NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARE
  (FULLY DILUTED)                  $  .61   $  .35   $ 1.11    $  .68
                                   ======   ======    =====     =====